Exhibit 99.1

FOR IMMEDIATE RELEASE                                   Media Contact: John Kyte
February 25, 2002                                                   803-933-4224

SAFETY-KLEEN ANNOUNCES AGREEMENT WITH CLEAN HARBORS FOR ACQUISITION OF SK CHEMICAL SERVICES DIVISION

     Columbia, S.C. - Safety-Kleen Corp. today announced that the Company has reached a definitive agreement with Clean Harbors, Inc. (Nasdaq: CLHB), an industry-leading environmental services provider, to acquire Safety-Kleen's Chemical Services Division.

     "One of Safety-Kleen's primary objectives during the past several months has been to streamline our operations and focus on a core business involving Safety-Kleen's parts washer and waste management services," said Safety-Kleen Chairman, CEO and President Ronald A. Rittenmeyer. "The acquisition of the Chemical Services Division by Clean Harbors allows us to do just that, while at the same time aligning the customers of that division with a recognized industry leader. Everyone comes out a winner."

     Pursuant to the terms of the agreement, Clean Harbors would purchase the division from Safety-Kleen for $46.3 million in cash and the assumption of certain liabilities, including environmental liabilities valued at approximately $265 million.

     The Chemical Services Division includes approximately 2,800 employees and 50 primary facilities, including 21 service centers, six waste treatment facilities, nine landfills and four incinerators. The acquisition would not include Safety-Kleen's Pinewood landfill in South Carolina.

     Rittenmeyer said the agreement with Clean Harbors is subject to approval by the Bankruptcy Court and various regulatory agencies, a process that will take several months, and that during that time Safety-Kleen's senior management team will focus on reorganizing the Company's Branch Sales and Service Division to be a stand-alone company.

     "We believe this transaction will be in the best interests of our stakeholders, employees and customers," Rittenmeyer said. "It provides a clear path forward for our employees, it helps ensure that our customers will continue to receive the same high-quality, reliable service, and it represents a significant step forward in the development of our plan of reorganization."

ABOUT SAFETY-KLEEN CORP.
Based in Columbia, South Carolina, Safety-Kleen Corp. is the largest industrial and hazardous waste management company in North America, serving more than 400,000 customers in the United States, Canada, Mexico and Puerto Rico. Safety-Kleen Corp. is currently under Chapter 11 bankruptcy protection, which it entered into voluntarily on June 9, 2000.

ABOUT CLEAN HARBORS, INC.
Clean Harbors, Inc., through its subsidiaries, provides a wide range of environmental and waste management services to a diversified customer base including a majority of the FORTUNE 500 companies, thousands of smaller private entities and numerous governmental agencies. The Company currently has service and sales offices located in 27 states and Puerto Rico, and operates 11 waste management facilities strategically located throughout the country. For more information, visit the Clean Harbors Web site at www.cleanharbors.com.

PRIVATE SECURITIES LITIGATION REFORM ACT
SECTIONS OF THIS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. MANY FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTED RESULTS. THESE FACTORS INCLUDE RISKS ASSOCIATED WITH ACQUISITION OF THE CHEMICAL SERVICE DIVISION; EMERGENCE FROM CHAPTER 11 BANKRUPTCY PROTECTION; CONTINUED PRODUCTIVE RELATIONS WITH CREDITORS; THE CONTINUED AVAILABILITY OF CREDIT; CHANGES IN DEMAND FOR THE COMPANY'S SERVICES; AND COMPETITION.